Exhibit 99.2

BODY CENTRAL REPORTS COMPARABLE STORE SALES INCREASE OF 15%

RAISES FOURTH QUARTER 2010 EPS GUIDANCE

JACKSONVILLE, FLORIDA — January 10, 2011 — Body Central Corp. (Nasdaq: BODY) today announced that the Company is raising its guidance for the fourth quarter of fiscal 2010 ended January 1, 2011.

Net revenue for the fourth quarter of fiscal 2010 increased 26% to $67.2 million compared to $53.2 million for the fourth quarter of last year. Comparable store sales increased 15% for the fourth quarter of 2010 versus the Company’s previous guidance of a mid single-digit increase. The Company’s comparable store sales increased 7% in the fourth quarter of 2009.

Due to the stronger than anticipated net revenue for the fourth quarter of fiscal 2010, the Company now expects diluted earnings per share to be in the range of $0.17 to $0.18 compared to its previous guidance range for diluted earnings per share of $0.12 to $0.14. The Company now expects net income to be between $2.6 million and $2.8 million for the fourth quarter of fiscal 2010. This compares to the Company’s previous guidance of net income between $1.9 million and $2.2 million. For the fourth quarter of fiscal 2009, the Company reported net income of $1.5 million.

Excluding the non-recurring portion of public company and IPO expenses, estimated to be $1.2 million, as well as one-time costs related to the early repayment of debt of $793,000, diluted earnings per share for the fourth quarter of fiscal 2010 are expected to be in the range of $0.25 to $0.26 and net income is expected to range between $3.9 million and $4.1 million.

Allen Weinstein, Body Central’s President and Chief Executive Officer, stated: “Our solid fourth quarter comparable store sales results were driven by our continued focus on providing on-trend fashion at value prices. In addition, our new stores continue to perform well. Based on the strong sales results, we were able to accelerate investment in our stores more than we had previously budgeted. We believe we have the right initiatives in place to achieve our long-term financial goals and to drive increased shareholder value.”

As a reminder, the Company will be presenting at the 13th Annual ICR XChange Conference  to be held at the St. Regis Monarch Beach Resort & Spa in Dana Point, California Wednesday, January 12, 2011 at 9:40 am Pacific Standard Time. Allen Weinstein, President and Chief Executive Officer and Rick Walters, Chief Financial Officer will host the presentation.

The audio portion of the presentation will be webcast live at www.bodyc.com under the Investors section.  An archived replay will be available two hours after the conclusion of the live event.

About Body Central Corp.

Founded in 1972, Body Central Corp. is a growing, multi-channel, specialty retailer offering on-trend, quality apparel and accessories at value prices. As of January 1, 2011, the Company operated 209 specialty apparel stores in 23 states under the Body Central and Body Shop banners, as well as a direct business comprised of a Body Central catalog and an e-commerce website at www.bodyc.com. The Company targets women in their late teens and twenties from diverse cultural backgrounds who seek the latest fashions and a flattering fit. Stores feature an assortment of tops, dresses, bottoms, jewelry, accessories and shoes sold primarily under the Company’s exclusive Body Central® and Lipstick® labels.

Safe Harbor Language

Certain statements in this release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions are used to identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding delivery of trend-right merchandise, the performance of (new) stores and delivery of sales and profitability, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are (1) our ability to identify and respond to new and changing fashion trends, customer preferences and other related factors; (2) failure to execute successfully our growth strategy; (3) changes in consumer spending and general economic conditions; (4) changes in the competitive environment in our industry and the markets we serve, including increased competition from other retailers; (5) failure of our new stores or existing stores to achieve sales and operating levels consistent with our expectations; (6) the success of the malls and shopping centers in which our stores are located; (7) our dependence on a strong brand image; (8) failure of our direct business to grow consistent with our growth strategy; (9) failure of our information technology systems to support our business; (10) disruptions to our information systems in the ordinary course or as a result of systems upgrades; (11) our dependence upon key executive management or our inability to hire or retain additional personnel;  (12) disruptions in our supply chain and distribution facility; (13) our indebtedness and lease obligations including restrictions imposed on our current and future operations by such obligations; (14) our reliance upon independent third-party transportation providers for all of our product shipments; (15) hurricanes, natural disasters, unusually adverse weather conditions, boycotts and unanticipated events; (16) the seasonality of our business;

(17) increases in costs of fuel, or other energy, transportation or utilities costs and in the costs of labor and employment; (18) the impact of governmental laws and regulations and the outcomes of legal proceedings; (19) our failure to maintain effective internal controls; and (20) our inability to protect our trademarks or other intellectual property rights.

Additional information concerning these and other factors can be found in our filings with the Securities and Exchange Commission, including our Registration Statement on Form S-1 (File No. 333-168014), as amended, quarterly reports on Form 10-Q, and current reports on Form 8-K. Any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

Investor Relations inquiries:

ICR, Inc.

Joseph Teklits/Jean Fontana

203-682-8200

www.icrinc.com